Exhibit 5.1
March 30, 2007
Iomai Corporation
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878

Re:	Iomai Corporation
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of 10,872,851 shares (the “Registered Shares”) of Common Stock, $0.01 par value (“Common Stock”), of Iomai Corporation, a Delaware corporation (the “Company”). The Registered Shares consist of (i) 6,291,828 shares of Common Stock (the “Purchaser Shares”) and 4,404,278 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) purchased pursuant to the Securities Purchase Agreement dated March 2, 2007 by and among the Company and the purchasers named therein and (ii) 176,745 previously unregistered shares of its Common Stock (the “Registration Rights Shares”, together with the Purchaser Shares, the “Shares”) held by parties that have elected to exercise their registration rights pursuant to an investor rights agreement and various registration rights agreements.
We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that, when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Shares.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP